Exhibit 99.1

Press Release
FOR IMMEDIATE RELEASE

JLG Industries, Inc.
1 JLG Drive
McConnellsburg, PA 17233-9533
Telephone (717) 485-5161	Contact: Greg Fries
Fax (717) 485-6417	Manager — Investor Relations & Analysis
www.jlg.com	(240) 313-1817, ir@jlg.com
JLG ANNOUNCES SALE OF EXCAVATOR PRODUCT LINE
Company increases focus on core product lines
     MCCONNELLSBURG, PA, FEBRUARY 3, 2006 — JLG Industries, Inc. (NYSE: JLG) announced today that it has sold its line of Gradall® excavators to Alamo Group Inc. (NYSE: ALG) for a cash consideration of $39.4 million. The sale includes the 430,000 square foot manufacturing facility in New Philadelphia, OH and related equipment, machinery, tooling, and intellectual property. The Gradall excavator product line includes highway-speed, crawler and wheeled models. In addition to the purchase agreement, the companies have executed a supply agreement covering those components for JLG’s telescopic material handler product lines that are currently manufactured at the New Philadelphia facility. Harris Nesbitt acted as advisor to JLG in the transaction.
     “Divesting this product line is consistent with our strategy of focusing our efforts on our core access business and the proceeds from the sale will be used to continue implementing our growth strategy,” commented Bill Lasky, JLG’s Chairman of the Board, President, and Chief Executive Officer. “The Gradall excavator is a well known and highly respected niche product line, but it is not a core business for JLG. With this ownership change, the New Philadelphia excavator team will find more opportunities to flourish and grow with a more closely aligned family of products.”
     “Subject to final balance sheet adjustments, this transaction will result in a one time pre-tax gain of approximately $13.1 million in our fiscal third quarter,” stated Jim Woodward, Executive Vice President and Chief Financial Officer. “Anticipated excavator sales during the second half of this fiscal year, which were included in our previous revenue outlook, were about $48 million. The one time gain offset in part by the reduction in volume, will positively impact earnings per share by approximately $0.11 in fiscal 2006. We expect to update our outlook for fiscal 2006 when we release our second quarter results later this month.”
     “This is an exciting development for Alamo as the Gradall excavator is a high quality product that serves a unique niche in the market with its telescoping boom arm arrangement,” said Ron Robinson, Alamo Group’s President and CEO. “Over half of the excavator sales are to governmental buyers and related contractors for grading and maintenance along right-of-ways which makes it an ideal fit with our Industrial Division.”

About JLG
     JLG Industries, Inc. is the world’s leading producer of access equipment (aerial work platforms and telehandlers). The Company’s diverse product portfolio encompasses leading brands such as JLG® aerial work platforms; JLG, SkyTrak®, Lull® and Gradall telehandlers; and an array of complementary accessories that increase the versatility and efficiency of these products for end users. JLG markets its products and services through a multi-channel approach that includes a highly trained sales force and utilizes a broad range of marketing techniques, integrated supply programs and a network of distributors in the industrial, commercial, institutional and construction markets. In addition, JLG offers world-class after-sales service and support for its customers. JLG’s manufacturing facilities are located in the United States, Belgium, and France, with sales and service operations on six continents.
About Alamo Group
     Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture. Products include tractor and truck mounted mowing and other vegetation maintenance equipment, street sweepers, agricultural implements, front-end loaders, backhoes and related after market parts and service. The Company, founded in 1969, has over 1,860 employees and operates fourteen plants in North America and Europe as of September 2005. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.
     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: (i) general economic and market conditions, including political and economic uncertainty in areas of the world where we do business; (ii) varying and seasonal levels of demand for our products and services; (iii) risks associated with acquisitions; (iv) credit risks from our financing of customer purchases; (v) risks arising from dependence on third-party suppliers; and (vi) costs of raw materials and energy, as well as other risks as detailed in the Company’s SEC reports, including the report on Form 10-Q for the quarter ended October 30, 2005.
For more information, visit www.jlg.com.
NOTE: Information contained on our website is not incorporated by reference into this press release.
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